Exhibit 10.1

                             MINERAL LEASE AGREEMENT
                                     BETWEEN
                     ROYCE L. HACKWORTH and BELVA L. TOMANY
                                       AND
                              ZEBRA RESOURCES, INC.

     THIS MINERAL LEASE AGREEMENT, dated this 16th day of April, 2010 ("Agreement Date") is between ROYCE L. HACKWORTH and BELVA L. TOMANY, ("Hackworth & Tomany") and ZEBRA RESOURCES, INC, ("Zebra"). Hackworth & Tomany and Zebra are each hereinafter sometimes referred to individually as Party and collectively as Parties.

RECITALS:

A. Hackworth & Tomany own 189 unpatented mining claims, located in Nye County, State of Nevada (referred to as the "Property" and more particularly described in Article I).

B. Hackworth & Tomany are desirous of leasing the Property to Zebra, and Zebra is desirous of leasing the Property from Hackwork and Tomany, for the purposes, and on the conditions, set forth herein.

NOW THEREFORE In consideration of the sums set forth in this Agreement to be paid by Zebra to Hackworth & Tomany, the receipt and sufficiency of which are hereby acknowledged by the Parties, and in consideration of the mutual covenants and agreements of the Parties herein contained, the Parties agree as follows:

                              CONDITION SUBSEQUENT

1.1 Condition. The respective obligations of the Parties under this Agreement are binding obligations of the Parties unless this Agreement is terminated pursuant to Section 1.3 as a result of Zebra failing to waive the condition that it is satisfied, in its sole discretion, with the viability, economic or otherwise, of proceeding to perform the obligations contained in this Agreement. Such condition is for the sole benefit of Zebra and may only be waived by Zebra.

1.2 Notice. If Zebra notifies Hackworth & Tomany on or before the 45th day following the Agreement Date that the condition in Section 1.1 has been satisfied, then such condition shall be deemed to be satisfied effective as of the date such notice is given to Hackworth & Tomany

1.3 Non-Satisfaction of Condition: If the condition in Sections 1.1 is not satisfied as set forth in Section 1.2, this Agreement will, unless the parties otherwise mutually agree in writing, thereupon terminate and be of no further force and effect and neither Party shall have any further obligation hereunder; provided, however, that such termination shall not relieve any Party from any liability for any breach of such party's obligations hereunder prior to such termination.

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                                    ARTICLE I
                                   DEFINITIONS

     For purposes of this Agreement certain terms and provisions used herein are defined as follows:

1.01     "Advance Royalty" means the payments provided for in Section 4.01.

1.02 "Affiliate" means, with respect to any Party, any person, partnership, joint venture, corporation or other form of enterprise, which directly or indirectly Controls, is controlled by, or is under common Control with a Party.

1.03 "Agreement" means this Mineral Lease Agreement, as it may be amended, together with Exhibit A, Exhibit B and Exhibit C attached hereto.

1.04     "Allowable Expenditures" means

          (a) all costs, expenses, liabilities, charges and obligations of whatsoever kind or nature incurred or funded in connection with the Exploration or Development of the Property, including amounts incurred or funded for or in connection with:

               (A) geophysical, geochemical and geological surveys, drilling, drifting and other underground work, assaying, metallurgical testing, environmental studies and engineering;

               (B) payments made to any governmental authorities to maintain the Property or any part thereof in good standing;

               (C)  taxes and assessments other than taxes based on income; and

               (D) fees, wages, salaries, expenses (including travel) and other amounts paid to or in respect of persons directly engaged in work with respect to the Property;

          (b)  all amounts included in Article XIII; and

          (c) a charge for general overhead and administrative expenses of Zebra equal to 10% of the amounts included pursuant to subclause
               (a) and (b) of this Section 1.04.

1.05 "Alternative A" means the determination of the Applicable Percentage set forth in Subsection 1.07(a).

1.06 "Alternative B" means the determination of the Applicable Percentage set forth in Subsection 1.07(b).

1.07     "Applicable Percentage" means, in respect of a Quarter, the following:

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          (a)  if  Alternative  A is elected,  or deemed to be elected by Zebra, then:

               (i) if the Quarterly Average Gold Price for such Quarter is less than $800.00, the Applicable Percentage is 1.00%;

               (ii) if the  Quarterly  Average  Gold  Price for such  Quarter is equal to or greater than $800.00 and less than $1,200.00, the Applicable Percentage is 2.00%;

               (iii)if the  Quarterly  Average  Gold  Price for such  Quarter is
                    equal  to  or  greater  than   $1,200.00,   the   Applicable
                    Percentage is 3.00%; and

          (b) if Alternative B is elected, or deemed to be elected by Zebra, the Applicable Percentage is 3.00%, subject to reduction pursuant to the following conditions:

               (i) Zebra shall have the right, from, and on, the first day payments are received by Zebra for the sale of Products from the Property (the "First Production Day") until, and on, the 365th day following the First Production Day, to pay Hackworth & Tomany the amount of $1,000,000.00 (the "Reduction Payment"), following which such percentage shall be reduced to 2.00% effective (a) on and after the First Production Date if the Reduction Payment is made on or before the First Production date; or (b) on and after the first day of the Quarter in which the Reduction Payment is made if the Reduction Payment is made after the First Production Date; and

               (ii) Zebra shall have an additional  right,  from,  and on, First
                    Production Day until, and on, the 730th day following the First Production Day, to pay Hackworth & Tomany the amount of $3,000,000.00 (the "Additional Reduction Payment") following which such percentage shall be reduced to 1.00% effective (a) on and after the First Production Date if the Additional Reduction Payment is made on or before the First Production date; or (b) on and after the first day of the Quarter in which the Reduction Payment is made if the Reduction Payment is made after the First Production Date.

1.08     "Area of Interest" has the meaning ascribed thereto in Exhibit B.

1.09 "Control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contracts, voting trusts, or otherwise. Grammatical variations of Control have a like meaning.

1.10 "Development" means all preparation for the removal of Ores and Minerals for the commercial recovery of Products from such Ores and Minerals, including surveying, development drilling and geological, geochemical and engineering analysis thereof, sampling, pre-stripping and stripping, the construction or installation of a mill or any other improvements to be used for the Mining, handling, milling, processing or other beneficiation of Products. The active pursuit of obtaining any federal, state or local authorization or permit related to any of the

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         foregoing   activities  included  in  this  definition  shall  also  be considered to be an act of Development and grammatical variations of Development have a like meaning.

1.11 "Effective Date" means the first day of the first month following the date on which notice is provided pursuant to Section 1.2.

1.12 "Exploration" means all activities directed toward ascertaining the existence, location, quantity or quality of a commercial deposit of valuable Ores and Minerals on, in or under the Property, which activities are conducted prior to the commencement of Development of such deposit. Such activities include, but are not limited to, investigating, prospecting, surveying, sampling and drilling. The active pursuit of obtaining any federal, state or local authorization or permit related to any of the foregoing activities included in this definition shall also be considered to be an act of Exploration and grammatical variations of Exploration have a like meaning.

1.13 "Mining" means the extraction of Ores and Minerals from the Property and grammatical variations of Mining have a like meaning.

1.14 "Ores and Minerals" means any and all metallic and non-metallic minerals of every kind, grade and type (excluding only oil, gas, casing head gas and associated liquid and gaseous hydrocarbon substances), including, without limitation, deposits, dores, ores, concentrates and solutions containing such minerals in all forms in which such minerals may be found, extracted or produced, any by-products thereof having commercial value.

1.15     "Production Royalty" means the payments provided for in Section 4.02.

1.16 "Products" means all metals and commercial minerals produced from the Ores and Minerals which are Mined from the Property.

1.17     "Property" means:

          (a) the unpatented mining claims situate in the State of Nevada described in Exhibit A, and all claims, mineral titles, mineral leases, mineral exploration permits and other mining and mineral interests and rights derived therefrom (including any renewal thereof or other form of successor or substitute title relating thereto), and for clarity, any unpatented mining claims resulting from any amendment or relocation of such unpatented claims or patents obtained with respect to any unpatented claims included in the foregoing shall be deemed to be included in the Property;

          (b) all unpatented or patented mining claims, mineral titles, mineral leases, mineral exploration permits and other mining and mineral interests and rights included in the Property pursuant to the provisions of this Agreement from time to time; and

          (c) such other rights and interests as may be included in the Property from time to time pursuant to Article XIII.

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1.18     "Quarter" means a calendar quarter;

1.19 "Quarterly Average Gold Price" means the sum of the monthly average gold price per ounce as quoted by the London Bullion Market Association (or, in the event that the London Bullion Market Association ceases to publish such information, then by a similar publication) of each month in an applicable Quarter, divided by three;

1.20 "Zebra" includes any subsidiary, successor, parent company, subsidiary of parent company, division or Affiliate of Zebra.

                                   ARTICLE II
                               GRANT OF AGREEMENT

2.01 Demise of the Property. Subject to the terms and conditions contained in this Agreement, Hackworth & Tomany hereby grant to Zebra an exclusive lease of Hackworth & Tomany's interest in the Property, including, all of Hackworth & Tomany's rights and privileges, whether now owned or hereafter acquired, that are within the Area of Interest. The Property is leased to Zebra for the purposes of Exploring, Developing, Mining, Producing, processing, consuming, transporting and marketing Ores and Minerals, by any method or methods deemed desirable by Zebra, whether the same be now or hereafter known to Zebra.

2.02 Mining Rights. The rights leased exclusively unto Zebra in Section 2.01 expressly include, without limitation, the following:

          (a) the right to Mine Ores and Minerals by open pit, underground, auger, borehole, drilling, combustion, in-situ solution methods, or any other method now known or hereafter developed;

          (b) the right to store, save, and stockpile Ores and Minerals and Products;

          (c) the right to mill, concentrate, refine and otherwise beneficiate Ores and Minerals;

          (d)  the right to transport and market Ores and Minerals and Products;

          (e) the right to construct, use, maintain, repair, replace and relocate any and all facilities and structures on and under as may be necessary, useful or convenient in connection with Zebra's operations on the Property and/or operations on other lands owned (in whole or in part), controlled, leased or operated by Zebra, including, but not limited to: buildings, roads, railroads, shafts, inclines, tunnels, drifts, pits, tailings ponds, leach pads, piles of waste, earth, waste dumps, ditches, drains, pumping stations, boreholes, drill holes, tanks, dams, wells, reservoirs, ponds or other alterations, mineral stockpiles, pipelines, telephone lines, utility lines, power lines, processing facilities, and plants, shops, and transportation facilities and other utilities, and the maintenance thereof;

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          (f)  all rights-of-way,  easements and servitudes as may be necessary, useful or  convenient  for the  purposes set forth in (a) through
               (e) above, and the right of ingress and egress therefore;

          (g) the right to use or consume so much of the subsurface of the Property as may be found necessary, useful, convenient or incidental to carrying out the purposes of this Agreement, in accordance with the methods adopted by Zebra, such right to be carried out in Zebra's sole discretion without any requirement to leave or provide subjacent or lateral support for the overlying strata or surface or anything thereon, therein or there under; Hackworth & Tomany hereby waiving and releasing all damages arising from all operations in and the removal of Ores and Minerals from the Property by Zebra, its successors or assigns, or arising from any and all physical conditions now present or which may hereafter develop in or about the Property;

          (h) the right to possess and use all or any part of the Property and any or all structures, facilities, tunnels shafts, pits, opening, ditches, roads, haulage ways and other improvements or appurtenances existing thereon or there under to Explore, Develop, Mine, produce, stockpile, store, market and transport Ores and Minerals, Products, rock, wasted, water or materials form all or any portion of the Property and/or from other properties, whether contiguous or not, owned (in whole or in part), controlled, leased or operated by Zebra, and for all other purposes, including, but not limited to, all rights-of-way, easements and servitudes as may be necessary, useful or convenient therefore and rights of ingress to and egress from such other properties which Zebra, in its sole discretion, determines to be necessary, useful or convenient for Exploration, Development, Mining or production operations on such other properties;

          (i) the right to use and consume, in compliance with the laws of the State of Nevada, all water rights relating to water within, upon or under the Property and all water rights, the point of diversion or place of use of which is on the Property;

          (j) the right to commingle (for all purposes including, but not limited to, Mining, storing, transporting, marketing, or selling) any Ores and Minerals or Products produced from the Property with any material or minerals from properties other than the Property provided such commingling is first weighed, measured, sampled and analyzed in accordance with sound mining and metallurgical practices; and

          (k) the right to mortgage, pledge, charge, assign or transfer by way of security, or otherwise encumber the whole or any part of all of Zebra's rights under this Agreement for any financing purposes, but only on the condition that the holder of such encumbrance shall have first entered into a written agreement with Hackworth and Tomany to the effect that in enforcing its encumbrance, the holder shall honor the terms of this Agreement, including the priority ranking of Hackworth and Tomany's Advance Royalty and Royalty Payments to any such encumbrance.

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2.03     Information  and Data.  Upon  execution  of this  Agreement,  Zebra may obtain from Hackworth & Tomany, all records, data and information in their possession or reasonably available to them relating to ownership in the Property, and all maps, surveys, technical reports, drill logs, mine, mill and smelter records, and all metallurgical, geological, geophysical, geochemical, and other technical data pertaining to the Property in their possession or reasonably available to them.

2.04 Title to After-Acquired and Additional Interests. This Agreement, and the rights granted to Zebra hereunder, will cover and extend to any further or additional right, title, interest or estate heretofore or hereafter acquired by Hackworth & Tomany in or to the Property, the Area of Interest or any part thereof.

                                   ARTICLE III
                                      TERM

3.01 Term. The primary term of this Agreement shall be 30 years from the Effective Date (the "Primary Term"), unless sooner terminated provided herein. This Agreement shall remain in effect after the expiration of the Primary Term for so long thereafter as the Advance Royalty payments and/or the Production Royalty payments are paid in accordance with the terms of this Agreement, up to a maximum of 90 years.

3.02 Waiver of Obligations. Zebra shall have no obligation hereunder to begin or prosecute prospecting, Exploration, Development, Mining, processing, transporting or other operations on the Property, or to Mine and/or remove any Ores and Minerals thereon, therein or thereunder, nor is there any implied covenant to do so. Hackworth & Tomany further acknowledge and agree that no Mining of Ores and Minerals from the Property, or otherwise, are required which would require Zebra to pay any Production Royalty to Hackworth & Tomany. Hackworth & Tomany further acknowledge and agree that Zebra may waste, consume, spoil and destroy any and all Ores and Minerals from the Property, or otherwise, in Zebra's sole discretion, and Zebra shall not be required to pay any Production Royalty on any such Ores and Minerals which may be so wasted, consumed, spoiled or destroyed. Hackworth & Tomany further acknowledge and agree that the consideration provided herein, for the rights granted to Zebra hereunder, including, but not limited to the Advance Royalty, constitute the sole consideration for all rights granted to Zebra hereunder and that the same constitutes full, reasonable, fair and adequate consideration for the rights granted to Zebra hereunder. If Zebra shall conduct Exploration, Development, Mining, processing, transporting, and other operations or activities hereunder, such operations and activities shall be performed only to the extent, at such times and locations, and by or with such methods as Zebra, in Zebra's sole discretion, shall deem desirable. Zebra shall not be required to Mine, or protect in its Mining operations, any Ores and Minerals which cannot be Mined, processed, shipped, and marketed at a reasonable profit to Zebra at the time encountered as determined in the sole discretion of Zebra.

                                   ARTICLE IV
          ADVANCE AND PRODUCTION ROYALTIES, SHARES AND WORK COMMITMENTS

4.01     Advance Royalty.

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          (a)  In consideration for the rights granted to Zebra hereunder, Zebra shall make the following payments to Hackworth & Tomany:

               Amount                       Payable On or Before
               ------                       --------------------

               $ 25,000.00      execution of this Agreement

               $100,000.00      the 15th day following the Effective Date

               $125,000.00      the  first day of Year 2 and  continuing  on the
                                first day of each year through Year 5

               $150,000.00      first day of Year 6 and  continuing on the first
                                day of each year through Year 12

               $200,000.00      the first day of Year 13 and  continuing  on the
                                first day of each year through Year 20

               $300,000.00      the first day of each year  beginning on Year 21
                                and continuing through Year 30

          (b) For purposes of this Article IV, the term Year shall be defined as a calendar year which commences on the same day, in each calendar year of the term of this Agreement, as the Effective date of this Agreement (for clarity, if the Effective Date is April 1, 2010, the first day of year 2 is April 1, 2011).

          (c) The payments under this Section 4.01 for each year of the term of this Agreement beyond the Primary Term will be paid on or before the first day of each year subsequent to Year 30 and shall be based on the payment made under this Section 4.01 during the prior Year multiplied by the U.S. Consumer Price Index for such prior Year as published in the Wall Street Journal or other comparable publication in the United States of America (the "CPI"), and that factor added to the prior Year's payment (for clarity, if the CPI in Year 30 was 2.34%, the payment on or before the first day of Year 31 would be $307,020.00 based on the following calculation: ($300,000 x 2.34%) + $300,000 = $307,020);
               and if the CPI in Year 31 was 1.50% the payment on or before the first day of Year 32 would be $311,625.30 based on the following calculation: ($307,020 x 1.50%) + $307020 = $311,625.30).

          (d)  The  payments by Zebra to  Hackworth & Tomany  under this Section
               4.01 hereunder shall constitute prepayment of the Production Royalty payments and Zebra may, during the term of this Agreement, recover all payments under this Section 4.01, by crediting such payments against, and in reduction of, all Production Royalty payments which may become payable by Zebra to Hackworth & Tomany under this Agreement. All payments under this
               Section  4.01 not  recovered  by Zebra during a given Year may be

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               recovered by Zebra in subsequent years and no Production  Royalty payments shall be due and owing to Hackworth & Tomany until all payments under this Section 4.01 have been fully recovered by Zebra.

4.02     Production Royalty.

          (a)  In  further   consideration  for  the  rights  granted  to  Zebra
               hereunder, Zebra shall pay to Hackworth & Tomany a royalty as set forth in Exhibit C; and

          (b) no payments under this Section 4.02 shall be due with respect to samples of Ores and Minerals which Zebra deems necessary to test or evaluate the technical or economic feasibility of extraction, milling or processing methods which may be used to enjoy the benefits and rights granted to Zebra hereunder.

4.03 Manner of Payment. All payments of Advance Royalties or Production Royalties due or payableunder this Article IV may be made by check or draft mailed or delivered on or before the due date to Hackworth & Tomany in the name of the person designated and at the address provided in Section 14.08 below.

4.04 Work Commitments. Unless this Agreement is terminated as provided herein, the following Allowable Expenditures will be incurred or funded by Zebra on or before the end of the following respective Years:

         Year                          Allowable Expenditures
         ----                          ----------------------

         Year 1                             $150,000

         Year 2                             $200,000

         Year 3                             $250,000

         Year 4                             $300,000

         Year 5                             $350,000

                                    ARTICLE V
                                MINING OPERATION

5.01 Right of Entry During Lease Period. During the term of this Agreement, Zebra and its authorized representatives shall have, subject to Section 5.06, the sole and exclusive right in respect of the Property to enter thereon and to have exclusive and quiet possession thereof.

5.02 Standard. Zebra shall perform or cause to be performed its Exploration, Development and Mining and other operations upon the Property and under this Agreement in a good and workmanlike manner and in accordance with sound mining and engineering practices.

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5.03     Compliance  with Law.  All work  performed or caused to be performed by
         Zebra upon the Property shall be in compliance with all applicable federal, state and local laws, rules and regulations, expressly including, but not limited to, any and all applicable laws, rules and regulations pertaining to the reclamation of the Property.

5.04 Books. Zebra shall keep accurate books and records on the accrual basis in accordance with generally accepted accounting principles. Hackworth & Tomany's sole inspection and audit rights as to Zebra's books and records are set forth in Exhibit C.

5.05 Reports. Zebra shall furnish to Hackworth & Tomany, on or before 90 days following the end of each Year, copies of all geophysical, geochemical, and geological surveys, drilling logs, assaying, metallurgical testing, environmental studies and engineering and geologic data and studies produced by Zebra with no warranty, express or implied, as to the completeness or accuracy of any information or data made available to Hackworth & Tomany hereunder or to the fitness or suitability of such information or data for any purpose, together with a report on Allowable Expenditures incurred on the Property during such Year.

5.06 Inspections. Zebra shall permit Hackworth & Tomany and, in reasonable numbers, their authorized representatives, at their own risk and expense, and subject to section 14.19, access to the Property at all reasonable times for inspection purposes, provided that:

          (i) Hackworth & Tomany provides Zebra with 10 days written notice of any intended visit to the Property; and

          (ii) If Zebra is conducting operations on the Property, Hackworth & Tomany, or their authorized representatives, shall be accompanied by a Zebra representative while visiting the Property.

5.07 Indemnity. Hackworth & Tomany hereby agree to indemnify Zebra, and to save Zebra harmless, from all costs, liabilities, damages and expenses, of any kind whatsoever, including attorney fees, which Zebra may incur or suffer as a result of (i) any injury, including injury causing death, to Hackworth & Tomany, or their authorized representatives; or
         (b) any activities by Hackworth & Tomany, or their authorized representatives, on the Property.

                                   ARTICLE VI
                                    OWNERSHIP

6.01 Ownership. Hackworth & Tomany hereby represents and warrants as follows:

          (a)  Hackworth & Tomany are Nevada residents.

          (b) there are no actions, suits, claims, proceedings, litigation or investigations pending or, to the best of Hackworth & Tomany's knowledge after due investigation, threatened, or judgments outstanding and unsatisfied against or affecting any part of, or all of the Property, or this Agreement, at law or in equity, or in arbitration, mediation, or instrumentality. Hackworth & Tomany are not aware of any facts or circumstances upon which any such action, suit, claim, proceeding, litigation or investigation could be based. Hackworth & Tomany know of no requirements of federal, state or local law, which could materially and adversely affect Zebra's ability to Explore, Develop and Mine the Property as contemplated by this Agreement;

          (c)  with regard to the Property:

               (i) it is not subject to any royalty, overriding royalty or payment on the production of Ores and Minerals or Products, except a set forth in this Agreement;

               (ii) it is not subject to any prior agreements including, without limitation, any royalty obligations, lease, mortgage, deed of trust, restriction, contract for sale or option to purchase and Hackworth & Tomany have not committed to the sale or right of first refusal, preemptive right, lease or any other form of disposition of the Property; and

               (iii)it is  free  and  clear  of  all  charges,  claims  defects, objects, liens and encumbrances, except taxes not yet assessed;

          (d) there has been no act or omission by Hackworth & Tomany which could result by notice or lapse of time, or both, in the breach, termination, abandonment, forfeiture, relinquishment or other premature termination of the rights of Hackworth & Tomany in and to the Property;

          (e) Hackworth & Tomany have not incurred any expenditures and have made no commitments to make expenditures in connection with the Property which are, or will be become, due and payable after the Effective Date of this Agreement;

          (f) Hackworth & Tomany have made no agreements or arrangements for the sale of any Ores and Minerals or Products located on or under the Property or produced form the Property; and

          (g) Hackworth & Tomany are not aware of any material facts of circumstances not disclosed in writing to Zebra, the disclosure of which is necessary to prevent the representations and warranties of this Article VI from being materially misleading.

6.02 Survival. The representations and warranties contained in Section 6.01 survive the execution and delivery of this Agreement.

6.03 Discharging Liens. Zebra, at its option, may discharge any tax, mortgage, deed of trust or other lien upon the Property, and in the event Zebra does so it shall be subrogated to such lien with the right to enforce the same and apply all Advance Royalties, Production Royalties, or other payments or shares, accruing to Hackworth & Tomany hereunder, toward satisfying same.

6.04 Proportionate Reduction. Without impairment of Zebra's rights under the above warranties of ownership, if Hackworth & Tomany own an interest in the Property, which is less than a 100% interest in the Property, then the Advance Royalties and Production Royalties provided for herein shall be paid to Hackworth & Tomany only in the proportion that Hackworth & Tomany's interest in the Property actually owned bears to the ownership interest warranted in this Agreement.

6.05 Ownership Defects. Without impairment of Zebra's rights under the above warranties of ownership, if ownership to the Property or any part thereof, is, in the opinion of Zebra's counsel, defective, Zebra shall so notify Hackworth & Tomany, at any time during the term of this Agreement, of the specific defect and provide sufficient information so that Hackworth & Tomany shall, at their expense, undertake to promptly cure such defect or defects with reasonable promptness after Hackworth & Tomany's receipt of notice thereof, failing which, Zebra may, at its option, cure such defect or defects and deduct the cost thereof from any subsequent payments due to Hackworth & Tomany under this Agreement or may elect to terminate this Agreement in whole or in part, without prejudice to any claims Zebra may have against Hackworth & Tomany as a result of such defect or defects. Hackworth & Tomany agree to execute all documents and do any and all things that may be necessary or desirable to assist Zebra in eliminating any such defect or defects.

6.06 Contested Title. If at any time or times during the term of this Agreement the right to the use of the Property or any part thereof is or may be contested by any party, including a governmental agency, Zebra shall have the right, but not the obligation, to defend or quiet the title thereto before any court or administrative body. If Zebra elects to defend or quiet title, Zebra shall have the right to deduct, from any and all payments due to Hackworth & Tomany under this Agreement, all reasonable costs and expenses of such actions, including, but not limited to, attorney fees, deposition costs and investigative expenses, unless such actions result from Zebra's failure to perform any of its obligations set forth in this Agreement. Zebra, at any time may withdraw from or discontinue any title litigation, or any steps it may have undertaken to defend or quiet title, after written notice of such withdrawal is delivered to Hackworth & Tomany.

6.07 Escrow Deposit. In the event of dispute or litigation as to title of the Property or as to Advance Royalties, Production Royalties, or any other amounts payable under this Agreement, any such Advance Royalties, Production Royalties or other payments may be deposited in escrow with a depository bank selected by Zebra to be held until such dispute or litigation is finally resolved or terminated. Any sums so deposited in escrow by Zebra hereunder shall be deemed payment of Advance Royalties, Production Royalties or other sums due hereunder for purposes of compliance by Zebra with its obligations under this Agreement. Should the dispute or litigation be settled in favor of Hackworth & Tomany, Hackworth & Tomany shall be entitled to any earned interest on the deposited funds for the period such funds are held in escrow.

6.08 Amendment and Relocation of Mining Claims. Zebra shall have the right to amend or relocate in the name of Hackworth & Tomany, the unpatented claims, which are subject to this Agreement, which Zebra, in its sole discretion, deems advisable to amend or relocate. Zebra shall not be liable to Hackworth & Tomany for any act, or failure to act, by it or any of its agents in connection with the amendment or relocation of such claims as long as such act, or omission, does not arise from gross negligence or is not made in bad faith. Hackworth & Tomany hereby grant Zebra a special power of attorney to file amendments to the memorandum of this Agreement to reflect any changes in the legal description of the Property occasioned by any amendment or relocation.

6.09 Patent and Mineral Lease Proceedings. Upon the request of Zebra at any time or times during the term of this Agreement, Hackworth & Tomany agree to undertake to obtain patent to any or all of the unpatented mining claims which are subject to this Agreement. Zebra shall prepare all documents and compile all data and comply in all respects with the applicable law, all at the expense of Zebra. Hackworth and Tomany shall execute any and all documents required for this purpose and shall cooperate fully with Zebra in the patent or lease application proceedings  subsequent  thereto.  If  Hackworth  & Tomany  begin  such proceedings and Zebra thereafter requests Hackworth & Tomany to discontinue such proceedings, or if this Agreement is terminated while such proceedings are pending, Zebra shall have no further obligation with respect thereto except to pay any unpaid expenses accrued in such proceedings prior to its request to discontinue or prior to termination, whichever occurs first.

6.10 Change of Law. If the laws of the United States concerning acquisition of mineral rights on federally managed lands are repealed, amended, or new legislation is enacted, Zebra shall have the right to take whatever action it deems appropriate to preserve a right to Explore, Develop and/or Mine the Property. If Zebra elects to take any action under the terms of this Section 6.10, it shall first notify Hackworth & Tomany in writing setting forth the nature of the proposed action and an explanation thereof. Hackworth & Tomany agree to cooperate with Zebra and execute whatever documents are deemed necessary by Zebra to accomplish such action. Nothing in this Section 6.10 shall impose any obligation upon Zebra to take any action, and nothing in this Section
         6.10 diminishes the right of Hackworth & Tomany to take any action it deems appropriate; provided, however, that if Hackworth & Tomany choose to take any action, it will first inform Zebra of the nature of such contemplated action.

6.11 General. Nothing herein contained, and no notice or action which may be taken under this Article VI, shall limit or detract from Zebra's right to terminate this Agreement in the manner provided in this Agreement.

                                   ARTICLE VII
                  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

7.01 Representations and Warranties. Each Party represents and warrants to the other as follows:

          (a) that, with regard to Zebra, it is incorporated under the laws of Nevada and in good standing under such laws.

          (b) that they have the capacity, power and authority to enter into and perform this Agreement and all transactions contemplated herein and that all other actions required to authorize them to enter into and perform this Agreement have been properly taken;

          (c) that they will not breach any other agreement or arrangement by entering into or performing this Agreement;

          (d) that this Agreement has been duly executed and delivered by them and constitutes the legal, valid and binding obligations of Zebra and Hackworth & Tomany enforceable in accordance with its terms;

          (e) that to the best of their respective knowledge, after due investigation, neither the execution and delivery of this Agreement, nor compliance by either Party with any of the provisions of this Agreement conflict or will conflict with or result or will result, with or without notice or lapse of time, or both, in a breach of, or default, or result in any lien, charge, encumbrance or adverse claim against or on the Property, under any of the terms, conditions or provisions of a Party's articles or by-laws or any directors or shareholders resolutions of a Party or any agreement or instrument to which either Zebra or Hackworth & Tomany is a party, or judgment, order, law or governmental or administrative regulation or restriction applicable to it; and

          (f)  that  they  have not  made  any  assignment  for the  benefit  of creditors, filed any petition in bankruptcy, been adjudicated insolvent or bankrupt, petitioned or applied to any tribunal for any receiver, conservator or trustee of them under any reorganization arrangement, readjustment of debt, conservation, dissolution or liquidation law or statute of any jurisdiction, and no such action or proceeding has been commenced against them by any creditor, claimant, governmental agency or other person and the they have no present plans or intentions to undertake any of the foregoing.

7.02 Disclosure. The Parties are not aware of any material facts or circumstances not disclosed in writing to the other Party, the disclosure of which is necessary to prevent the covenants and warranties in this Article VII from being materially misleading.

7.03 Survival. The covenants and warranties contained in this Article VII survive the execution and delivery of this Agreement.

                                  ARTICLE VIII
                                      TAXES

8.01     Taxes. Zebra agrees to pay, to the extent applicable, the following:

          (a) all taxes levied and assessed on improvements placed upon the Property by Zebra during the term of this Agreement; and

          (b) any increase in tax levied upon the interest of Hackworth & Tomany in the Property during the term of this Agreement to the extent that such increase is attributable to Zebra's operations or activities upon the Property.

          Zebra's obligation to pay the aforesaid taxes shall commence with taxes payable for the year of execution of this Agreement prorated as of the Effective Date. Zebra agrees to make payment thereof, as required by federal, state and local statutes, rules and regulations, so that no default in taxes upon the interest of Hackworth & Tomany shall occur; provided however, that Zebra shall have the right to contest by judicial proceeding or otherwise the validity of any assessment or levy of any of the aforesaid taxes and to take such action as Zebra deems necessary or desirable to secure cancellation, reduction, adjustment or equalization thereof before Zebra shall be required to pay and discharge the same. Hackworth & Tomany shall cooperate and assist Zebra as necessary in any judicial or other proceeding contesting the validity of any assessment or levy of any of the aforesaid taxes.

          Zebra may require that taxes be assessed to Hackworth & Tomany in care of Zebra in order that it may assure itself that the taxes are timely paid. Zebra shall deliver duplicates of any tax receipts for payments made if requested to do so by Hackworth & Tomany. It is agreed that should Hackworth & Tomany receive tax bills or claims that are the responsibility of Zebra hereunder, the same shall be promptly forwarded to Zebra for appropriate action and if not so forwarded, Zebra shall not be responsible for any delinquent payment charges or interest charges resulting from the late payment of such taxes.

          If Zebra should, upon surrender or other termination of its rights under this Agreement, be in possession of the Property for only a portion of a year, the taxes for the year shall be prorated between Hackworth & Tomany and Zebra on the basis of taxes paid for the last preceding calendar year.

          Zebra shall not be obligated to pay any tax imposed upon any payment it makes to Hackworth & Tomany under this Agreement, nor shall Zebra be compelled to discharge any liens upon the Property not arising by reasons of its activities under this Agreement.

8.02 Tax Payments by Hackworth & Tomany. During the term of this Agreement, except as otherwise specifically set forth in Section 8.01, Hackworth & Tomany shall pay, to the extent applicable, when due all general ad valorem taxes and assessments assessed against the Property, and all other lawful public taxes and assessments, whether general, specific or otherwise, assessed and levied upon or against the Property.

                                   ARTICLE IX
                             LIABILITY AND INSURANCE

9.01 Liens. Zebra shall promptly pay all wages due its workmen and employees and pay for all materials and supplies furnished for its operations hereunder and shall defend and protect Hackworth & Tomany from and against all claims, liens and liabilities which may arise as a result of Zebra's failure so to do. In the event that any mechanic's, material men's or laborer's liens may arise and are filed against the Property as a result of Zebra's operations hereunder, Zebra shall take all steps to obtain the discharge thereof.

9.02 Insurance. Zebra shall maintain at all times during the term of this Agreement insurance of the type and in an amount adequate to satisfy employer's liability and worker's compensation obligations under applicable federal and state laws.

9.03 Liability. Zebra will, at its sole expense, save, protect and hold Hackworth & Tomany harmless against any and all claims, demands or judgments whatsoever for loss or damage to personal property and death or injury to persons arising out of Zebra's activities or operations on the Property, except those claims of Hackworth & Tomany, its assigns, assigns representatives, contractors, employees, successors or agents which are barred by the provisions of Section 5.06. Zebra's responsibilities under this Section 9.03 shall terminate upon termination of this Agreement, except for causes of action accruing on or before the date of termination.

                                    ARTICLE X
                                   TERMINATION

10.01    Termination of Lease Agreement.

          (a)  This Agreement may be terminated:

               (i)  in the manner provided for in Section 1.3;

               (ii) by Zebra, at any time, upon Zebra  delivering to Hackworth &
                    Tomany written notice that it has terminated this Agreement;

               (iii)by  Hackworth  & Tomany,  if Zebra has not paid the  Advance
                    Royalty payments as set forth in Section 4.01 and has failed to cure such defect within 30 days of Hackworth & Tomany delivering written notice to Zebra of such defect, upon Hackworth & Tomany delivering to Zebra written notice that it has terminated this Agreement;

               (iv) by  Hackworth & Tomany,  if Zebra has not incurred or funded the Allowable Expenditures as set forth in Section 4.04, and has failed to cure such defect, or paid Hackworth & Tomany the amount of such defect (which payment will be deemed to satisfy such Allowable Expenditure requirements for the applicable Year) within 30 days of Hackworth & Tomany delivering written notice to Zebra of such defect, upon Hackworth & Tomany delivering to Zebra written notice that it has terminated this Agreement;

          (b) If this Agreement is terminated in the circumstances contemplated by sub-clause (a)(i) or (a)(ii) above within 90 days prior to payment of the annual government fees, due to maintain the mining claims described in Exhibit A in good standing for another year,

               Zebra will be obligated to pay such fees, and if this Agreement is terminated in the circumstances contemplated by sub-clause (i) or (ii) above within 30 days prior to the payment of the annual government fees, due to maintain in good standing the mining claims which become part of the Property pursuant to Article XIII for another year, Zebra will be obligated to pay such fees.

10.02 Rights and Obligations After Termination. In the event of termination of this Agreement pursuant to Section 10.01, Zebra shall have the right, for a period of 12 months following termination, to remove its buildings, structures, machinery, casings, tools, equipment and other personal property, permanent improvements and fixtures erected or placed upon the Property by Zebra, or its assigns, after the date hereof. Zebra shall leave on the Property any track, pipe, timber, shaft guides, sheave wheels, air gates, ventilation ducts, chutes, ladders and other protective devises in place on the Property for the purpose of safety and underground support and entry. All such buildings, structures, machinery, casings, tools, equipment or other personal property, permanent improvements or fixtures not removed prior to the expiration of such 12 month period, shall, at the election of Hackworth & Tomany, be deemed affixed to the Property and shall become and remain the sole property of Hackworth & Tomany.

10.03 Obligations and Liability for Default. Upon termination of this Agreement as provided for in this Article X, Hackworth & Tomany shall be entitled to retain all payments that were paid to it prior to such termination, and, except for (i) any unfulfilled obligations of Zebra under paragraph 10.01(b) above; (ii) any reclamation or other similar requirements mandated by state or federal law or regulation in regards to Zebra's activities on the Property; and (iii) the return by Zebra of drill cores and chip trays from the Property, obtained by Zebra from Hackworth or Tomany or from Zebra's Property drill programs or otherwise, to Hackworth & Tomany at 423 Mizpah Circle, P. O. Box 452, Tonopah, Nevada, 89049, or such other location as Hackworth & Tomany may advise Zebra, Zebra shall have no further obligation to Hackworth & Tomany under this Agreement and shall have no liability to Hackworth & Tomany by way of damages of any kind whatsoever.

                                   ARTICLE XI
                        TRANSFER RIGHTS AND RESTRICTIONS

11.01 Transfers, Charges, Restrictions. Hackworth & Tomany shall not sell, transfer, convey, assign, pledge, mortgage, charges or otherwise dispose of or encumber all or any part of its right, title and interest in and to the Property or this Agreement (collectively, the "Interest") except as permitted by this Article XI.

11.02    Right of First Refusal.

          (a) if Hackworth and Tomany receive a bona fide offer from a person or entity, with whom Hackworth & Tomany deal at arm's length, to purchase all, or any part of, its Interest, which offer Hackworth & Tomany is willing to accept, or if Hackworth & Tomany intend to make an offer to a person or entity, with whom Hackworth & Tomany deal at arm's length to sell all, or any part of, its Interest (both instances of which are hereinafter referred to as the

               "Offer"), then Hackworth & Tomany will deliver to Zebra, promptly after receipt of, or the making of, an Offer, as the case may be, written notice (the "Offer Notice") of the Offer, accompanied by a copy of the Offer and all information in the possession of Hackworth & Tomany regarding the person or entity (the "Offeror") from whom, or to whom, the Offer is received or made, as the case may be. The Offer Notice will constitute an offer by Hackworth & Tomany to Zebra to sell Hackworth & Tomany's Interest, or part thereof included in the Offer, (the "Offered Interest") to Zebra at the same price and on the same terms and conditions as specified in the Offer and Zebra may accept the offer constituted by the Offer Notice by delivering to Hackworth & Tomany, within 60 days after the delivery of the Offer Notice to Zebra, written notice (the "Acceptance Notice") of Zebra's acceptance of such offer;

          (b) if the Offer is for a price payable in whole, or in part, by way of securities, royalties, or other real or personal property, the Offer Notice shall be accompanied by an opinion of an investment dealer (or such other qualified advisor as is appropriate) in the United States of America of the cash equivalent value of the securities, royalties or other real or personal property and Zebra shall have the option to pay for the Offered Interest in an amount of cash equal to such cash equivalent value or to pay for the Offered Interest on the same terms and conditions as set out in the Offer and Zebra's choice of this option shall be stated in the Acceptance Notice;

          (c) the delivery by Zebra to Hackworth & Tomany of an Acceptance Notice will constitute a binding agreement between Zebra and Hackworth & Tomany for the purchase and sale of the Offered Interest at the price and on the terms and conditions specified in Acceptance Notice, which price and terms and conditions may be modified by agreement between the Parties or by arbitration pursuant to Section 13.02;

          (d) for clarity, if Zebra purchases the Offered Interest, Zebra will have acquired any and all of rights included in the Offered Interest including, including, but not limited, all remaining Advance Royalties or Production Royalties payable by Zebra herein and any and all other rights such purchase includes;

11.03 Permitted Sales. If an Acceptance Notice is not delivered by Zebra within the time provided for in Section 11.02, Hackworth & Tomany may, for a period of 60 days thereafter, transfer the Offered Interest to the Offeror at a price, and on terms and conditions, no less favourable to Hackworth & Tomany than as set out in the Offer; provided, however that upon closing of such transaction, the Offeror agrees to be bound by the terms and conditions of this Agreement. If such transaction has not completed within the said 60 day time period, then the provisions of Section 11.02 shall again become applicable to any sale or transfer of the Offered Interest.

11.04 Transfer to Affiliates, Heirs, Family Members, Trusts. Notwithstanding any other provision of this Article XI, Hackworth & Tomany may transfer the Interest, or part thereof, to any Affiliate, any of Hackworth & Tomany's heirs, immediate family members (which includes a husband, wife, son or daughter), or a trust established for Hackworth & Tomany's heirs or immediate family members; provided, however as follows:

          (a) that upon closing of such transaction, the transferee agrees to be bound by the terms and conditions of this Agreement; and

          (b) the said Affiliate will remain an Affiliate of Hackworth & Tomany for so long as the Affiliate owns all, or any part of, the Interest of Hackworth & Tomany.

11.05 No Release. Hackworth & Tomany shall be liable under this Agreement, for, or with respect to, any breach or non-observance of any covenant, condition or term hereof, by any transferee under this Article XI, except to the extent expressly otherwise agreed to in writing by Zebra.

11.06 Closings. Any agreement for the purchase and sale of all, or any part of, the Interest pursuant to Section 11.02, shall be completed no later than 10 days after a binding agreement for the purchase and sale of the Interest has come into effect, or, if any determination of value is required by agreement or arbitration, no later than 10 days after such determination. Unless otherwise agree to in writing by the Parties, completion of the purchase and sale of the Interest, shall take place at the offices of James M. Copenhaver, P.C., 950 Idaho Street, Elko, Nevada. At the time scheduled for completion, the Party who is the purchaser (the "Purchaser") shall deliver to the Party who is the vendor (the "Vendor") payment of the purchase price (which, if the whole or part of the purchase price is in cash, then by certified check or bank draft) for the Interest, or portion thereof, being purchased by the Purchaser, and the Vendor shall deliver to the Purchaser executed transfers of the Interest, or portion thereof, being purchased by the, Purchaser in form and substance satisfactory to the Purchaser. The Interest, or portion thereof, being purchased by the Purchaser shall be transferred by the Vendor to the Purchaser free and clear of all liens, claims, charges and encumbrance of others, and if by reason of any lien, claim, charge or encumbrance on the Interest, or portion thereof, being purchased by the Purchaser, the Vendor is unable to do so, the Purchaser may make payment to the holder of the lien, claim, charge or encumbrance, to discharge the same, which payment shall be deemed to be payment to the Vendor and shall be applied in reduction of the unpaid balance of the purchase price for the Interest, or portion thereof, being purchased by the Purchaser.

11.07 Equitable Remedies. Hackworth & Tomany acknowledges that a breach by it of this Article XI would result in loss to Zebra for which Zebra could not be adequately compensated in damages by a monetary award. Accordingly, Hackworth & Tomany agree that in the event of any breach by it of this Article XI, Zebra shall, in addition to all remedies available to Zebra at law or in equity, be entitled as a matter of right to apply to a court of competent and equitable jurisdiction for such relief by way of specific performance, restraining order, injunction (including an interim injunction), decree or otherwise, as may be appropriated to ensure compliance with the provisions of this
         Article XI.

11.08 Zebra Transfers. Zebra, may at any time during the term of this Agreement sell, transfer, assign or otherwise dispose of all or any portion of its interest in all or any part of the Property or this Agreement, provided that that upon closing of such transaction, the transferee agrees to be bound by the terms and conditions of this

         Agreement. Zebra shall be released of all of its obligations under this Agreement following the closing of any transaction under this Section 11.08.

11.09 Sale of Property by Zebra for Non-Mining Purposes. If Zebra sells the Property to a non-government party for purposes other than Exploration, Development and Mining or the processing of Ores and Minerals from the Property, Hackworth & Tomany are entitled to receive 25% of the sales price, after deduction of Zebra's direct costs relating to such sale, and to retain the Production Royalties payable under this Agreement (such rights to be included in the sale agreement). If Zebra sells the Property to a government party, including such Production Royalty rights from production from the Property retained by Hackworth & Tomany at the time of such sale shall be included in such sale of the Property to the government Party. In this circumstance Hackworth & Tomany are entitled to receive 15% of the sales price, after deduction of Zebra's direct costs relating to such sale. Hackworth & Tomany shall be entitled to be present at the negotiations regarding the sale of the Property to a government party and Zebra shall, by notice to Hackworth & Tomany, facilitate such presence.

                                   ARTICLE XII
                                  FORCE MAJEURE

12.01 Force Majeure. All obligations of Zebra under this Agreement, and all conditions under this Agreement to the continuation of this Agreement, including but not limited to any payment obligations by Zebra hereunder, shall be suspended, and Zebra shall not be deemed in default or liable for damages or other legal or equitable remedies while, but only as long as, Zebra is prevented from complying with such obligations or conditions in whole, or in part, by actions of environmental lobbyists, strikes, lockouts, labour slowdowns or disturbances, acts of God, explosion, flood, epidemics, unavoidable accidents, uncontrollable delays in transportation, inability to obtain necessary materials or services in the open market, unusually severe weather, inadequate facilities for the transportation of materials, any local, state or federal law, regulation or order, or any other matters beyond the reasonable control of Zebra, whether similar to the matters herein specifically enumerated or not ("Force Majeure"). The time, or times, specified herein for compliance by Zebra with any obligations and conditions under this Agreement, including but not limited to any payment obligations by Zebra hereunder, shall be extended for a period, or periods, equal to the duration of the Force Majeure; provided, however, that performance by Zebra shall be resumed within a reasonable time after that Force Majeure has ceased to exist; and provided, further, that Zebra shall not be required, against Zebra's will, to compromise or settle any labour disputes or to question the validity, or to refrain from, judicially testing the validity of any local, state or federal order, regulation or law. Without limitation of the above general provision, if Zebra is, or becomes, subject, at any time, to environmental regulations or governmental restrictions (environmental regulations or governmental restrictions shall include any law, rule, regulation, order, judgment, policy, proposal, action or inaction or restriction relating to air pollution, water pollution, surface or subsurface Exploration or Mining and surface or subsurface effects of Mining or land use) which prohibit or materially affect any operations hereunder or planned to be carried out hereunder, Zebra shall have the right to declare the existence of a condition of Force Majeure during the period in which Zebra is in good faith seeking a feasible method to comply with, be exempted from, modify, obtain necessary permits or licenses under or prevent the enactment, promulgation or enforcement of such environmental regulations or governmental restrictions. Hackworth & Tomany agree to cooperate with Zebra in prosecuting any such actions.

                                  ARTICLE XIII
                          ACQUISITIONS AND ABANDONMENTS

13.01 Acquisitions: Property and Area of Interest. If either Hackworth & Tomany, or Zebra, or any of their respective Affiliates, acquires any interest, or the right to acquire any interest, in:

          (a) any mining claim, mineral title, mineral lease, mineral exploration permit, license, concession or other mineral property interest within, or partially within, or contiguous to, any portion of the Area of Interest;

          (b) any water rights or easements, licenses, rights of way, surface lands, titles, leases or other surface rights that are within the area of the Property; or

          (c) any water rights or easements, licenses, rights of way, surface lands, titles, leases or other surface rights that are outside the Area of Interest and the area of the Property but which are necessary for, or appurtenant to, any Exploration, Development or Mining purposes;

         whether  through  acquisition,   option,  staking  or  map  staking  or
         otherwise (such acquired interest or right is referred to as the "Acquired Interest" and for greater certainty, where only a portion of the interest or right is within the Area of Interest, this Section
         14.01 is applicable to the whole of the interest, including any portion of the interest which is outside of, but contiguous to, the portion of the interest within the Area of Interest), then the following provisions shall apply:

               (1) if the acquiring Party is Zebra, the out-of-pocket acquisition costs incurred by Zebra, or any of its Affiliates, in acquiring the Acquired Interest, shall be included in Allowable Expenditures and the Acquired Interest shall be deemed to be part of the Property; and

               (2) if the acquiring Party is Hackworth & Tomany, or their Affiliates, the Acquired Interest must be offered to Zebra and Zebra shall have the option, for a 30 day period following notice being delivered to Zebra by Hackworth & Tomany setting forth the particulars of the Acquired Interest, including the out-of-pocket costs incurred by Hackworth & Tomany to acquire the Acquired Interest, to acquire the Acquired Interest for 100% of the out-of-pocket costs incurred by Hackworth & Tomany, or their Affiliates, in acquiring the Acquired Interest and, if such option is exercised, Hackworth & Tomany shall deliver to Zebra all instruments necessary to transfer the Acquired Interest to Zebra, such payments by Zebra to Hackworth & Tomany shall be included in Allowable Expenditures, and the Acquired Interest shall be deemed to be part of the Property.

13.02 Abandonment, Surrender. If at any time during the term of this Agreement, Zebra elects to abandon or surrender any of the Acquired Interest which becomes part of the Property pursuant to Section 13.01, or if, after Year 5 of this Agreement, Zebra elects to abandon or surrender any of the mining claims or mineral interests comprised in the Property described in Exhibit A (such Acquired Interest and/or mining claims and mineral interests hereinafter referred to as the Abandoned Claims"), Zebra shall deliver notice of such intention to Hackwork & Tomany and Hackworth & Tomany shall have 30 days thereafter to notify Zebra that it wishes to have all, or a portion of the Acquired Interest or the Abandoned Claims, transferred to Hackworth & Tomany and upon delivery of such notice by Hackworth & Tomany, Zebra shall deliver to Hackworth & Tomany all instruments necessary to transfer the Abandoned Claims to Hackworth & Tomany. If Zebra gives such notice less that 30 days prior to the due date for payment of governmental fees required to maintain Acquired Interest or Abandoned Claims, in good standing for another year Zebra shall be obligated to pay such fees with respect to any such mining claims Hackworth & Tomany elects to have transferred to it. If Hackworth & Tomany fail to request the transfer of the Acquired Interest or the Abandoned Claims within such 30 day period, Zebra may abandon or surrender the Acquired Interest or the Abandoned Claims without further notice to Hackworth & Tomany. Upon any such transfer, abandonment or surrender, the Acquired Interest or the Abandoned Claims, including but not limited to, all mining claims or mineral interests so transferred, abandoned or surrendered shall cease to form part of the Property or part of the subject matter of the Production Royalty and Zebra shall have no further obligation hereunder with respect thereto.

                                   ARTICLE XIV
                               GENERAL PROVISIONS

14.01 Competition. This Agreement is, and the rights and obligations of the Parties are, strictly limited to the Property and the Parties shall have the free and unrestricted right to engage in and receive independently the full benefits of any and all business ventures of any sort whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without consulting the other or inviting or allowing the other to participate therein. Neither of the Parties shall be under any fiduciary or other duty to the other which will prevent it from engaging in or enjoying the full benefits of any competing venture or ventures within the general scope of the activities contemplated by this Agreement. Without limiting the generality of the, foregoing, neither Party shall be under any duty to disclose to the other Party information and data relating to the Property which the first Party obtains outside the scope of its activities under this Agreement.

14.02 Arbitration. In the event of any dispute between the Parties arising in connection with the interpretation of this Agreement, or any associated agreement entered into pursuant to this Agreement, or the determination of values hereunder or thereunder (a "Dispute"), and with respect to any matter that may be referred to arbitration pursuant to any provision of this Agreement, or such other agreement, the Parties shall use all reasonable endeavours to resolve the Dispute on an amicable basis, failing which the Dispute shall be submitted to, and finally resolved by, binding arbitration. The arbitration shall be conducted before a single arbitrator selected by mutual agreement of the Parties. If the Parties have not selected an arbitrator within 20 days of written demand, by one Party to the other, for arbitration, the

         American Arbitration Association, pursuant to their then current rules, shall select the arbitrator. The arbitrator shall have authority to fashion such just, equitable and legal relief as the arbitrator, in the arbitrator's sole discretion, may determine, including, but not limited to, the extension of any deadlines or timeframes set forth in this Agreement. Each Party shall bear all its own expenses of arbitration save and except the costs of the arbitrator which shall be paid one-half by Zebra and one-half by Hackworth & Tomany. All arbitration proceedings shall be conducted in the City of Reno, State of Nevada. The duty to arbitrate shall survive the cancellation or termination of this Agreement.

         Subject to  Hackworth  & Tomany's  right to  terminate  this  Agreement
         Article X, Disputes between the Parties shall not interrupt performance of or the continuation of operations under this Agreement. In the event of any Dispute, operations may be continued and settlements and payments may be made in the same manner as prior to such dispute or difference, until the Dispute have been finally determined between the Parties. Upon final determination of the Dispute, such payments or restitutions shall be made as may be required under the terms of the settlement or final determination of the Dispute.

14.03 Pre-Arbitration Recourse. Each Party shall have the right to seek and obtain from any Nevada court of competent jurisdiction any equitable or provisional relief or remedy enforcing any right or interest it may have in connection with this Agreement, including a temporary restraining order, preliminary injunction, writ of attachment or order compelling an audit. No judicial actions permitted by this Section
         14.03 shall waive or limit the claiming Party's rights to adjudicate the merits of the dispute by arbitration.

14.04 Memorandum for Recording. This Agreement shall not be recorded unless otherwise agreed to in writing between Hackworth & Tomany and Zebra or is required by any regulatory authority. Hackworth & Tomany and Zebra agree to execute a notice or memorandum of this Agreement, which shall be in a form suitable for recording under the state and local laws of Nevada, specifying the interests of Zebra and Hackworth & Tomany in the Property are subject to the terms and conditions of this Agreement.

14.05 Governing Law. This Agreement shall be governed and construed according to the laws of Nevada and subject to the jurisdiction of the courts of such state. In addition, this Agreement shall be subject to all applicable laws, rules and regulations of public bodies having jurisdiction over the development or operation of the Property.

14.06 Not a Partnership. It is not the purpose or intention of this Agreement to create a partnership, mining partnership, commercial partnership or any other partnership relationship between the Parties hereto. Each of the Parties shall be responsible only for its respective obligations and liabilities as set forth in this Agreement and neither Party shall have any authority to act for or to assume any obligations or responsibility on behalf of the other Party. Nothing contained in this Agreement shall be deemed to constitute any Party the partner of the other or the agent or legal representative of the other or to create any fiduciary relationship between them. Each Party agrees to indemnify and old harmless the other Party, its directors, officers, employees and agents form and against an and all losses, claims, damages and liabilities arising out of any act taken by or on behalf of such first-mentioned Party, its directors, officers, employees or agents under or in relation to this Agreement, except pursuant to authority expressly granted herein or otherwise agreed to between the Parties. Zebra shall indemnify, defend and hold Hackworth & Tomany harmless for all costs of reclamation required by law by reason of Zebra's operations prior to termination of this Agreement pursuant to Article X.

14.07 Laws and Regulations. In the conduct of its operations on the Property, Zebra shall be responsible for compliance with applicable laws and regulations, including laws and regulations related to Exploration, Mining, Development and reclamation thereof. Notwithstanding, and in furtherance, of any other provision of this Agreement, Zebra shall not be released from any responsibility or liability upon a termination of this Agreement in connection with any reclamation work required by any governmental entity as a result of any activities conducted by Zebra upon the Property prior to the effective date of termination of this Agreement.

14.08 Payments and Notices. Any payment, notice, election, proposal, objection or other document, including any public announcement, press release or other disclosure, required or permitted to be given hereunder ("Notice") shall be in writing addressed to the Parties as follows:

         If to Zebra:
         Zebra Resources, Inc.
         c/o  W.L. Macdonald Law Corporation
         1210 - 777 Hornby Street
         Vancouver BC  V6Z 1S4
         Telecopier:  (604) 681-4760

         If to Hackworth & Tomany:
         c/o Royce L. Hackworth
         1031 Dotta Drive
         Elko, Nevada 89801
         Telecopier: (775) 738-1194

         All Notices shall be given by personal delivery to the other Party, by courier service (UPS, Fed-Ex, DHL, etc) or by telecopier communication and shall be deemed delivered

          (a) if by personal delivery, on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery;

          (b)  if by courier, on the date of delivery; or

          (c) if by telecopier communication, on the day of transmission is delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery.

         A Party may at any time change its address for future Notices hereunder by Notice in accordance with this Section 14.08 (provided that at all times each Party shall only designate one address and such address must be located at a reasonable location).

14.09 Currency. All amounts of money expressed or payable hereunder are expressed and shall be paid in dollars of the United States of America.

14.10 Representations and Warranties. Hackworth & Tomany have not made, shall not make, and shall not be deemed to have made, any representation or warranty, express or implied, as to the completeness or accuracy of any information delivered or made available to Zebra under or in relation to this Agreement or as to the fitness or suitability of such information for any particular purpose, whether or not such purpose has been or is communicated to Zebra.

14.11 Further Assurances. Each of the Parties hereby covenants and agrees to execute any further and other documents and instruments and to take any further and other actions that may be necessary to implement and carry out the intent of this Agreement.

14.12 Binding Effect. This Agreement, once executed by all Parties, shall enure to the benefit of and be binding upon the Parties hereto and their respective, heirs, successors and permitted assigns.

14.13 Headings. The articles, sections, titles and other headings of this Agreement (other than the definitions) are inserted only for convenience and shall not control or affect the meaning, construction or interpretation of the Agreement or affect its terms and provisions.

14.14 Severability. In the event any provision of this Agreement is, or the operations contemplated hereby are, found to be inconsistent with or contrary to any such law, rule or regulation, the latter shall be deemed to control and this Agreement shall be regarded as modified accordingly and shall continue in full force and effect as so modified.

14.15 Perpetuities. The parties to this Agreement do not intend that there shall be any violation of the rule against perpetuities or any related rule pertaining to restraints upon alienation. If any such violation should inadvertently exist, it is the intent and desire of the Parties hereto that the appropriate court shall reform such provision or provisions in such a way as to approximate most closely the intent of the Parties hereto within the limits permissible under such rule or related rule.

14.16 Waiver, Modification or Amendment. No failure or delay on the part of any Party in exercising any of their respective rights hereunder, or upon acting in connection with any failure by the other Party to perform or observe any conditions, covenant or provision herein contained, shall operate as waiver thereof, nor shall any single or partial exercise of any of such rights preclude any other right hereunder. Neither this Agreement nor any provision hereof may be supplemented, changed, waived, discharged orally by any course of dealing or trade usage, except by an instrument in writing signed by the Party against whom the enforcement of the supplement, change, waiver, or discharge is sought.

14.17    Counterparts.   This  Agreement  may  be  executed  in  any  number  of
         counterparts, each of which shall be deemed an original.

14.18 Entire Agreement. This Agreement shall constitute the complete understanding and agreement of the Parties with respect to the Property and the subject matter hereof and all previous agreements with respect thereto are expressly rescinded and replaced hereby. No modification or alteration of this Agreement shall be effective unless in writing and executed by the Parties subsequent to the date hereof.

14.19 Confidential Information. In the event this Agreement is terminated in accordance with Clause 10.01(a)(i), Zebra, for a period of two years thereafter, shall keep confidential all books, records, files and other information supplied to it by Hackworth & Tomany in connection with this Agreement. Notwithstanding the foregoing, the restrictions in this
         Section 14.19 shall not apply to disclosure of information or any part thereof by Zebra to the extent that:

          (a) prior to its receipt by Zebra, or its employees, agents, representatives or advisors, such information was already in the possession of Zebra or its employees, agents, representatives or advisors;

          (b) such information is required to be publicly disclosed by Zebra (as determined by Zebra in good faith) pursuant to applicable securities or corporate laws, or pursuant to the requirements of any stock exchange on which the shares of Zebra are listed, quoted or traded;

          (c) such information is otherwise required to be disclosed by Zebra by law or regulation; and

          (e) such information is or becomes generally disclosed to the public, other than as a consequence of a breach hereof by Zebra.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Hackworth & Tomany


/s/ Royce L. Hackworth                      /s/ Belva L. Tomany
---------------------------------           ---------------------------------
Royce L. Hackworth                          Belva L. Tomany


Zebra Resources, Inc.


By: /s/ Wayne Parsons
---------------------------------
President

                                    Exhibit A
                                       to
                             MINERAL LEASE AGREEMENT
                                     between
                     ROYCE L. HACKWORTH and BELVA L. TOMANY
                                       and
                              ZEBRA RESOURCES, INC.

                                  THE PROPERTY

See attached.

                                    EXHIBIT A

Claim    Nye County                     Owner of                           BLM
Name     Serial No                       Record                         Serial No.
----     ---------                       ------                         ----------
CAP         1          269182 Production Exploration Resources, Inc.       NMC    449933
CAP         2          269182 Production Exploration Resources. Inc.       NMC    449934
CAP         3          269182 Production Exploration Resources. Inc        NMC    449935
CAP         4          269182 Production Exploration Resources, Inc.       NMC    449936
CAP         5          269182 Production Exploration Resources, Inc        NMC    449937
CAP         6          269182 Production Exploration Resources, Inc        NMC    449938
CAP         7          269182 Production Exploration Resources, Inc        NMC    449939
CAP         8          269182 Production Exploration Resources, Inc        NMC    449940
CAP         9          269182 Production Exploration Resources. Inc        NMC    449941
CAP        10          269182 Production Exploration Resources. Inc.       NMC    449942
CAP        11          269182 Production Exploration Resources, Inc.       NMC    449943
CAP        12          269182 Production Exploration Resources, Inc.       NMC    449944
CAP        13          269182 Production Exploration Resources, Inc.       NMC    449945
CAP        14          269182 Production Exploration Resources, Inc.       NMC    449946
KAP        36          271069 Production Exploration Resources, Inc.       NMC    608636
KAP        38          271071 Production Exploration Resources, Inc.       NMC    608638

                                    EXHIBIT A

Claim    Nye County                     Owner of                           BLM
Name     Serial No                       Record                         Serial No.
----     ---------                       ------                         ----------
CAPX        1          576645 Belva L  Tomany                              NMC    854758
CAPX        2          576646 Belva L. Tomany                              NMC    854759
CAPX        3          576647 Belva L  Tomany                              NMC    854760
CAPX        4          576648"Belva L. Tomany                              NMC    854761
CAPX        5          576649 Belva L. Tomany                              NMC    854762
CAPX        6          576650 Belva L. Tomany                              NMC    854763
CAPX        7          576651 Belva L. Tomany                              NMC    854764
CAPX        8          576652 Belva L. Tomany                              NMC    854765
CAPX        9          576653 Belva L. Tomany                              NMC    854766
CAPX       10          576654 Belva L. Tomany                              NMC    854767
CAPX       11          576655 Belva L. Tomany                              NMC    854768
CAPX       12          576656 Belva L. Tomany                              NMC    854769
CAPX       13          576657 Belva L. Tomany                              NMC    854770
CAPX       14          576658 Belva L. Tomany                              NMC    854771
CAPX       15          576659 Belva L. Tomany                              NMC    854772
CAPX       16          576660 Belva L. Tomany                              NMC    854773
CAPX       17          576661 Belva L. Tomany                              NMC    854774
CAPX       18          576662 Belva L. Tomany                              NMC    854775
CAPX       19          576663 Belva L. Tomany                              NMC    854776
CAPX       20          576664 Belva L. Tomany                              NMC    854777
CAPX       21          576665 Belva L. Tomany                              NMC    854778
CAPX       22          576666 Belva L. Tomany                              NMC    854779
CAPX       23          576667 Belva L  Tomany                              NMC    854780
CAPX       24          576668 Belva L. Tomany                              NMC    854781
CAPX       25          576669 Belva L  Tomany                              NMC    854782
CAPX       26          576670 Belva L. Tomany                              NMC    854783
CAPX       27          576671 Belva L. Tomany                              NMC    854784
CAPX       28          576672 Belva L. Tomany                              NMC    854785
CAPX       29          576673 Belva L. Tomany                              NMC    854786
CAPX       30          576674 Belva L. Tomany                              NMC    854787
CAPX       31          576675 Belva L. Tomany                              NMC    854788
CAPX       32          576676 Belva L. Tomany                              NMC    854789
CAPX       33          576677 Belva L. Tomany                              NMC    854790
CAPX       34          576678 Belva L. Tomany                              NMC    854791
CAPX       35          576679 Belva L. Tomany                              NMC    854792
CAPX       36          576680 Belva L. Tomany                              NMC    854793
CAPX       37          576681 Belva L. Tomany                              NMC    854794
CAPX       38          576682 Belva L. Tomany                              NMC    854795
CAPX       39          576683 Belva L. Tomany                              NMC    854796
CAPX       40          576684 Belva L. Tomany                              NMC    854797
CAPX       41          576685 Belva L. Tomany                              NMC    854798

CAPX       42          576686 Betva L. Tomany                              NMC    854799
CAPX       43          576687 Betva L. Tomany                              NMC    854800
CAPX       44          576688 Belva L. Tomany                              NMC    854801
CAPX       45          576689 Belva L. Tomany                              NMC    854802
CAPX       46          576690 Betva L. Tomany                              NMC    854803
CAPX       47          576691 Belva L. Tomany                              NMC    854804
CAPX       48          576692 Belva L. Tomany                              NMC    854805
CAPX       49          576693 Belva L. Tomany                              NMC    854806
CAPX       50          576694 Belva L. Tomany                              NMC    854807
CAPX       51          576695 Belva L. Tomany                              NMC    854808
CAPX       52          576696 Belva L. Tomany                              NMC    854809
CAPX       53          576697 Belva L. Tomany                              NMC    854810
CAPX       54          576698 Belva L. Tomany                              NMC    854811
CAPX       55          576699 Belva L. Tomany                              NMC    854812
CAPX       56          576700 Belva L. Tomany                              NMC    854813
CAPX       57          576701 Belva L. Tomany                              NMC    854814
CAPX       58          576702 Belva L. Tomany                              NMC    854815
CAPX       59          576703 Belva L. Tomany                              NMC    854816
CAPX       60          576704 Belva L. Tomany                              NMC    854817
CAPX       61          576705 Belva L. Tomany                              NMC    854818
CAPX       62          576706 Belva L. Tomany                              NMC    854819
CAPX       63          576707 Belva L. Tomany                              NMC    854820
CAPX       64          576708 Belva L. Tomany                              NMC    854821
CAPX       65          576709 Belva L. Tomany                              NMC    854822
CAPX       66          576710 Belva L. Tomany                              NMC    854823
CAPX       67          576711 Belva L, Tomany                              NMC    854824
CAPX       68          576712 Belva L. Tomany                              NMC    854825
CAPX       69          576713 Belva L. Tomany                              NMC    854826
CAPX       70          576714 Belva L. Tomany                              NMC    854827
CAPX       71          576715 Belva L. Tomany                              NMC    854828
CAPX       72          576716 Belva L. Tomany                              NMC    854829
CAPX       73          576717 Belva L. Tomany                              NMC    854830
CAPX       74          576718 Belva L. Tomany                              NMC    854831
CAPX       75          576719 Belva L. Tomany                              NMC    854832
CAPX       76          576720 Belva L. Tomany                              NMC    854833
CAPX       77          576721 Belva L. Tomany                              NMC    854834
CAPX       78          576722 Belva L. Tomany                              NMC    854835
CAPX       79          576723 Belva L. Tomany                              NMC    854836
CAPX       80          576724 Belva L. Tomany                              NMC    854837
CAPX       81          576725 Belva L. Tomany                              NMC    854838
CAPX       82          576726 Belva L. Tomany                              NMC    854839
CAPX       83          576727 Belva L. Tomany                              NMC    854840
CAPX       84          576728 Belva L. Tomany                              NMC    854841
CAPX       85          576729 Belva L. Tomany                              NMC    854842
CAPX       86          576730 Belva L. Tomany                              NMC    854843
CAPX       87          576731 Belva L. Tomany                              NMC    854844
CAPX       88          576732 Belva L. Tomany                              NMC    854845

CAPX        89         576733 Belva L. Tomany                              NMC    854846
CAPX        90         576734 Belva L. Tomany                              NMC    854847
CAPX        91         576735 Belva L. Tomany                              NMC    854848
CAPX        92         576736 Belva L. Tomany                              NMC    854849
CAPX        93         576737 Belva L. Tomany                              NMC    854850
CAPX        94         576738 Belva L. Tomany                              NMC    854851
CAPX        95         576739 Belva L. Tomany                              NMC    854852
CAPX        96         576740 Belva L. Tomany                              NMC    854853
CAPX        97         576741 Belva L. Tomany                              NMC    854854
CAPX        98         576742 Belva L. Tomany                              NMC    854855
CAPX        99         576743 Belva L. Tomany                              NMC    854856
CAPX       100         576744 Belva L. Tomany                              NMC    854857
CAPX       101         576745 Belva L. Tomany                              NMC    854858
CAPX       102         576746 Belva L. Tomany                              NMC    854859
CAPX       103         576747 Belva L. Tomany                              NMC    854860
CAPX       104         576748 Belva L. Tomany                              NMC    854861
CAPX       105         576749 Belva L. Tomany                              NMC    854862
CAPX       106         576750 Belva L. Tomany                              NMC    854863
CAPX       107         576751 Belva L. Tomany                              NMC    854864
CAPX       108         576752 Belva L. Tomany                              NMC    854865
CAPX       109         576753 Belva L. Tomany                              NMC    854866
CAPX       110         576754 Belva L. Tomany                              NMC    854867
CAPX       111         576755 Belva L. Tomany                              NMC    854868
CAPX       112         576756 Belva L. Tomany                              NMC    854869
CAPX       113         576757 Belva L. Tomany                              NMC    854870
CAPX       114         576758 Belva L. Tomany                              NMC    854871
CAPX       115         576759 Belva L. Tomany                              NMC    854872
CAPX       116         576760 Belva L. Tomany                              NMC    854873
CAPX       117         576761 Belva L. Tomany                              NMC    854874
CAPX       118         576762 Belva L. Tomany                              NMC    854875
CAPX       119         576763 Belva L. Tomany                              NMC    854876
CAPX       120         576764 Belva L. Tomany                              NMC    854877
CAPX       121         576765 Belva L. Tomany                              NMC    854878
CAPX       122         576766 Belva L. Tomany                              NMC    854879
CAPX       123         576767 Belva L. Tomany                              NMC    854880
CAPX       124         576768 Belva L. Tomany                              NMC    854881
CAPX       125         576769 Belva L. Tomany                              NMC    854882
CAPX       126         576770 Belva L. Tomany                              NMC    854883
CAPX       127         576771 Belva L. Tomany                              NMC    854884
CAPX       128         576772 Belva L. Tomany                              NMC    854885
CAPX       129         576773 Belva L. Tomany                              NMC    854886
CAPX       130         576774 Belva L. Tomany                              NMC    854887
CAPX       131         576775 Belva L. Tomany                              NMC    854888
CAPX       132         576776 Belva L. Tomany                              NMC    854889
CAPX       133         576777 Belva L. Tomany                              NMC    854890
CAPX       134         576778 Belva L. Tomany                              NMC    854891
CAPX       135         576779 Belva L. Tomany                              NMC    854892

CAPX       136         576780 Belva L. Tomany                              NMC    854893
CAPX       137         576781 Belva L. Tomany                              NMC    854894
CAPX       138         576782 Belva L. Tomany                              NMC    854695
CAPX       139         576783 Beh/a L. Tomany                              NMC    854896
CAPX       140         576784 Belva L. Tomany                              NMC    854897
CAPX       141         576785 Belva L. Tomany                              NMC    854898
CAPX       142         576786 Belva L. Tomany                              NMC    854899
CAPX       143         576787 Belva L. Tomany                              NMC    854900
CAPX       144         576788 Belva L. Tomany                              NMC    854901
CAPX       145         576789 Belva L. Tomany                              NMC    654902
CAPX       146         576790 Belva L. Tomany                              NMC    854903
CAPX       147         576791 Belva L. Tomany                              NMC    854904
CAPX       148         576792 Belva L. Tomany                              NMC    854905
CAPX       149         576793 Belva L. Tomany                              NMC    854906
CAPX       150         576794 Belva L. Tomany                              NMC    854907
CAPX       151         576795 Belva L. Tomany                              NMC    854908
CAPX       152         576796 Belva L. Tomany                              NMC    854909
CAPX       153         576797 Belva L. Tomany                              NMC    854910
CAPX       154         576798 Belva L. Tomany                              NMC    854911
CAPX       155         576799 Belva L. Tomany                              NMC    854912
CAPX       156         576800 Belva L. Tomany                              NMC    854913
CAPX       157         576801 Belva L. Tomany                              NMC    854914
CAPX       158         576802 Belva L. Tomany                              NMC    854915
CAPX       159         576803 Belva L. Tomany                              NMC    854916
CAPX       160         576804 Belva L. Tomany                              NMC    854917
CAPX       161         576805 Belva L. Tomany                              NMC    854918
CAPX       162         576806 Belva L. Tomany                              NMC    854919
CAPX       163         576807 Belva L. Tomany                              NMC    854920
CAPX       164         576808 Belva L. Tomany                              NMC    854921
CAPX       165         576809 Belva L. Tomany                              NMC    854922
CAPX       166         576810 Belva L. Tomany                              NMC    854923
CAPX       167         576811 Belva L. Tomany                              NMC    854924
CAPX       168         576812 Belva L. Tomany                              NMC    854925
CAPX       169         576813 Belva L. Tomany                              NMC    854926
CAPX       170         576814 Belva L. Tomany                              NMC    854927
CAPX       171         576815 Belva L. Tomany                              NMC    854928
CAPX       172         576816 Belva L. Tomany                              NMC    854929
CAPX       173         576817 Belva L. Tomany                              NMC    854930

                                    EXHIBIT B
                                       to
                             MINERAL LEASE AGREEMENT
                                     between
                     ROYCE L. HACKWORTH and BELVA L. TOMANY
                                       and
                              ZEBRA RESOURCES, INC.

                                AREA OF INTEREST

"Area of Interest" means the collective area in Nevada described below, but excluding any mining claims that form part of the Property:

                               NYE COUNTY, NEVADA

               T1S R51E Sections 13,14,15,16 & 17 all (unsurveyed)
             T1S R51E Sections 20, 21, 22, 23 & 24 all (unsurveyed)
               T1S R51E Sections 28, 29, 32 & 33 all (unsurveyed)
                      T1S R51E Section 25 all (unsurveyed)
                      T1S R51E Section 26 all (unsurveyed)
                      T1S R51E Section 27 all (unsurveyed)
                      T1S R51E Section 34 all (unsurveyed)
                      T1S R51E Section 35 all (unsurveyed)
                      T1S R51E Section 36 all (unsurveyed)
     T1S R51 1/2E Sections 17, 18, 19, 20, 29, 30, 31 & 32 all (unsurveyed)
               T2S R51 1/2E Sections 5, 6, 7 & 8 all (unsurveyed)

                                    EXHIBIT C
                                       to
                             MINERAL LEASE AGREEMENT
                                     between
                     ROYCE L. HACKWORTH and BELVA L. TOMANY
                                       and
                              ZEBRA RESOURCES, INC.

                               PRODUCTION ROYALTY

1.       Production Royalty

         The Production Royalty provided for in Section 4.03 and payable to Hackworth & Tomany shall be based upon: (a) the value of dore produced from Ores and Minerals mined from the Property, determined at the Property or at such other facility producing such dore, sold or deemed sold, determined by reference to published prices for refined gold and silver and other Precious Metals; and (b) the value of all Other
         Products produced from Ores and Minerals mined from the Property, determined at the Property or at such other facility producing such Other Products, sold or deemed sold, determined by reference to published prices for such Other Products, all as hereinafter provided.

2.       Definitions.   For  the  purposes  of  this  Exhibit  C  the  following
         definitions have the following meaning:

         "Precious Metals" means gold, silver, platinum, and palladium.

         "Other Products" means all metallic and non-metallic minerals that are not Precious Metals.

3. Election of Applicable Percentage. Zebra will have a one-time right to elect whether the Applicable Percentage is determined in accordance with "Alternative A" or "Alternative B" by giving written notice of such election to Hackworth & Tomany prior to the payment of any Production Royalty as required by this Agreement. If, prior to the time that any Production Royalty is due and payable, Zebra has not made such election, Zebra shall be deemed to have elected Alternative A and the Applicable Percentage shall be determined in accordance with Alternative A. The Applicable Percentage for a calendar Quarter (which, if Alternative A is elected, may vary from time to time) shall apply to the Production Royalty that accrues during such calendar Quarter as determined pursuant to Section 11 of this Exhibit C.

4. Production Royalty to Run with Land. The Production Royalty shall run with the land described as the Property. The Production Royalty shall specifically apply to unpatented lode mining claims that are a part of the Property and to any relocation or amendment thereof, to any patent issued covering such land and to any other right, title or interest acquired by, for, or on behalf of Zebra or an Affiliate of Zebra with respect to such land.

5.       Net Value Definition

         As used in this Exhibit C, Net Value means the Gross Value (as defined below) of Precious Metals or Other Products mined from the Property, less all costs, charges and expenses paid or incurred by Zebra after production of dore, or, in the case of Other Products, after production of concentrates, (including any Precious Metals contained within a concentrate or otherwise upgraded Precious Metals or Other Products) whether at the Property or elsewhere with respect to the transportation, processing, treatment or upgrading of the dore or concentrates including, without limitation:

          (a) charges for treatment in the smelting and refining processes (including handling, processing, interest and provisional settlement fees, sampling, assaying and representation costs, penalties and other processor deductions);

          (b) actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation) of dore or concentrates from the Property or other facility producing dore or concentrates to the place of additional treatment and to the place of sale;

          (c) actual sales and brokerage costs of Precious Metals or Other Products for which the Production Royalty is based on proceeds received by Zebra as hereinafter provided in Section 6(d) below, and an allowance for reasonable sales and brokerage costs for refined Precious Metals subject to the Production Royalty hereinafter provided in Sections 6(a), (b) and (c) below;

          (d) sales, use, severance, net proceeds of mine, ad valorem taxes applicable under state, federal or local law and any other tax or governmental levy or fee relating to production of Precious Metals or Other Products from the Property, the Property, or the value thereof (other than taxes based upon income);

          (e) the costs of any applicable governmental or underlying private royalties; and

          (f)  all Advance Royalty payments.

6.       Gross Value Definition

         Gross Value means:

          (a) if Zebra causes refined gold which meets or exceeds generally accepted commercial standards for the sale of refined gold (it being understood that the specifications for refined gold published by the London Bullion Market Association presently meet such standards) to be produced from ores mined from the Property (and if Section 3(d) shall not be applicable) for purposes of determining the Production Royalty the refined gold shall be deemed to have been sold at the Monthly Average Gold Price for the month in which it was refined, and the Gross Value shall be determined by multiplying Gold Production during the calendar month by the Monthly Average Gold Price. As used in this Agreement, Gold Production means the quantity of refined gold out turned to Zebra's pool account (or to a third-party account for the benefit of Zebra) by an independent third-party refinery from Ores and Minerals mined from the Property on either a provisional or final settlement basis each calendar month. As used herein, Monthly Average Gold Price means the average London Bullion Market Association P.M. Gold Fix, calculated by dividing the sum of all such prices reported for the month by the number of days for which such prices were reported.

               In the event that the London Bullion Market Association P.M. Gold Fix ceases to be published, all such references shall be replaced with references to prices of gold for immediate delivery in the most nearly comparable established market selected by Zebra as such prices are published in Metals Week or a similar publication.

          (b) if Zebra causes refined silver which meets or exceeds generally accepted commercial standards for the sale of refined silver (it being understood that the specifications for refined silver published by Handy & Harman presently meet such standards) to be produced from ore mined from the Property (and if Section 3(d)
               shall  not  be  applicable)   for  purposes  of  determining  the
               Production Royalty, the refined silver shall be deemed to have been sold at the Monthly Average Silver Price for the month in which it was refined, and the Gross Value shall be determined by multiplying Silver Production during the calendar month by the Monthly Average Silver Price. As used herein, Silver Production means the quantity of silver out turned to Zebra's pool account (or to a third-party account for the benefit of Zebra) by an independent third-party refinery from Ores and Minerals mined from the Property on either a provisional or final settlement basis each calendar month. As used herein, Monthly Average Silver Price means the average New York Silver Price as published daily by Handy & Harman, calculated by dividing the sum of all such prices reported for the calendar month by the number of days for which such prices were reported.

               In the event that the Handy & Harman quotation ceases to be published, all such references shall be replaced with references to prices of silver for immediate delivery in the most nearly comparable established market selected by Zebra as published in Metals Week or a similar publication.

          (c) If Zebra causes refined or processed Precious Metals, other than gold and refined silver, which meets or exceeds commercial standards for the sale of such Precious Metals, or refined or processed Other Products, to be produced from Ores and Minerals mined from the Property (and if Section 3(d) shall not be applicable) the Gross Value shall be equal to the Monthly Average Price for such metal or non-metallic mineral for the month in which it was refined as determined by multiplying the Production of such metal or non-metallic mineral during the calendar month by the Monthly Average Price for such metal or non-metallic mineral. As used herein, Production means the quantity of a metal or non-metallic mineral out turned to Zebra's pool account (or to a third-party account for the benefit of Zebra) by an independent third-party refinery from Ores and Minerals mined from the Property on either a provisional or final settlement basis each calendar month. As used herein, Monthly Average Metal Price means the price of such metal for immediate delivery in an established market selected by Zebra as published in Metals Week or a similar publication.

          (d) in the event Zebra sells raw ores of Precious Metals or Other Products or concentrates or dore produced from such Ores and Minerals mined from the Property, then the Gross Value shall be calculated as set forth in Section 3(a), (b) and (c), except that Gold Production, Silver Production or other metal or non-metal Production shall, in each case, be equal to the gold, silver, other Precious Metals and Other Products contained in such raw ores, concentrates or dore sold in the specified month multiplied by (i) the recovery rate contractually determined between Zebra and a third party processor or (ii) if there is not a specifically contracted recovery rate, then by the actual recovery rate for such metal or non-metallic mineral for the calendar quarter in which ores of such metal or non-metallic mineral from the Property were beneficiated by or for Zebra.

          (e) where out turn of Precious Metals or Other Products is made by an independent third-party on a provisional basis, the Gross Value shall be based upon the amount of such provisional settlement, but shall be adjusted in subsequent statements to account for the amount of refined Precious Metals or Other Products established by final settlement by such third-party.

7.       Forward Sales

         Hackworth & Tomany acknowledges that Zebra shall have the right to market and sell or refrain from selling Precious Metals and Other Products produced from Ores and Minerals mined from the Property in any manner it may elect. Accordingly, Gross Value shall be determined as provided in Section 6 above irrespective of any actual selling arrangements entered into by Zebra, specifically including, but not limited to, forward sales, futures trading or commodity options trading, and any other price hedging, price protection and speculative arrangements which may involve the possible delivery of Precious Metals or Other Products produced from Ores and Minerals mined from the Property.

8.       Processing by Zebra

         Zebra may, but is not obligated to, beneficiate, mill, sort, concentrate, refine, smelt or otherwise process or upgrade the Precious Metals ores and concentrates or Other Products ores and concentrates produced from Ores and Minerals mined from the Property prior to sale, transfer or conveyance to a purchaser, user, or consumer other than Zebra. Zebra shall not be liable for mineral values lost in such processing except for losses resulting from the bad faith or gross negligence of Zebra.

9.       Sales to Affiliated Party

         Zebra shall be permitted to sell Ores and Minerals from the Property in the form of raw ore, dore, or concentrates to an affiliated party, provided that such sales shall be considered, solely for the purpose of computing Net Value, to have been sold at prices and on terms no less favorable than those which would be extended to a non-affiliated third party under similar circumstances.

10.      Measurement of Products

         All Precious Metals or Other Products ore for which a Production Royalty is payable shall be weighed or measured, sampled and analyzed in accordance with sound Mining and metallurgical practices, after which Zebra may mix or commingle or allow the mixing and commingling of such Precious Metals or Other Products ores with ores from properties other than the Property.

11.      Calculation of Net Value

         Net Value shall be determined on a calendar month basis. Production Royalties shall be paid:

          (a) with respect to refined gold and refined silver, Quarterly on the last day of the sixth month following the last day of the Quarter in which the same accrued; and

          (b) with respect to Precious Metals and Other Products other than refined gold and refined silver, Quarterly on the last day of the sixth month following the last day of the Quarter in which Zebra receives payment for such Precious Metals and Other Products.

         Calendar quarters end on March 31, June 30, September 30 and December 31 of each calendar year. At the time of payment of Production Royalties, Zebra shall deliver to Hackworth & Tomany a statement showing, in reasonable detail, the quantities and grades of the refined Precious Metals, dore, concentrates, Other Products or Ores and
         Minerals produced and sold or deemed to be sold by Zebra in the preceding quarter; the Average Monthly Price determined, as herein provided, for refined Precious Metals and Other Products on which a Production Royalty is due; costs and other deductions; and other pertinent information, in reasonable detail, to explain the calculation of the Production Royalty payment with respect to each month in such quarter. The obligation to prepare and deliver quarterly statements will be terminated upon the shutdown of the operation of the Property as a mine and the final outturn to Zebra's pool account or other disposition of all Products produced prior to such shutdown. Payment to Hackworth & Tomany shall be made in cash or by check, or upon 48 hours prior written notice from Hackworth & Tomany, by wire transfer to the account specified by Hackworth & Tomany in such notice. In the event a Production Royalty is not due for any quarter, Zebra shall nonetheless provide Hackworth & Tomany with a quarterly statement showing, in reasonable detail, the quantities of Precious Metals and Other Products produced from the Property.

         Such quarterly statement shall also list the quantity and quality of any Precious Metals dore in inventory for more than ninety (90) days.

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
         Hackworth & Tomany shall have ten (10) business days after receipt of the statement to either (a) elect that the dore be deemed sold as provided in Sections 3(a), (b) and (c) above as of such tenth day utilizing the mine weights and assays for such dore and utilizing a reasonable recovery rate for refined metal and reasonable deemed charges for all deductions specified in Sections 1 and 2 above or (b) elect to wait until the time that Production Royalties would otherwise become payable pursuant to Section 3 hereof. The failure of Hackworth & Tomany to respond within such time shall be deemed to be an election to use the method set forth in (b) above. No Production Royalty shall be due with respect to stockpiles of ores or concentrates unless and until such ores or concentrates are actually sold.

12.      Sales

         All Production Royalty payments shall be considered final and in full satisfaction of all obligations of Zebra with respect thereto, unless Hackworth & Tomany gives Zebra written notice describing and setting forth a specific objection to the calculation thereof within ninety
         (90) days after receipt by Hackworth & Tomany of the quarterly statement herein provided for. If Hackworth & Tomany objects to a particular quarterly statement as herein provided, Hackworth & Tomany, for a period of thirty (30) days after Zebra's receipt of notice of such objection, shall have the right, upon reasonable notice and at reasonable times, to have Zebra's accounts and records relating to the calculation of the Production Royalty payment with respect to the quarter in question audited by an independent certified public accountant acceptable to Zebra. If such audit determines that there has been a deficiency or an excess in the payment made to Hackworth & Tomany, such deficiency or excess shall be resolved by adjusting the next quarterly Production Royalty payment due hereunder. All books and records used by Zebra to calculate Production Royalties due hereunder shall be kept in accordance with generally accepted accounting principles, and shall be available for inspection by Hackworth & Tomany upon reasonable notice.

13.      Zebra's Duty to Inform

         Zebra shall provide Hackworth & Tomany with any ore reserve calculations (including, but not limited to, any information that would be required to be included in documents filed with the Securities and Exchange Commission regarding ore reserve calculations), mine plans, forecasts or other information relating to its operations.

14.      No Duty to Mine

         Zebra shall have the sole and exclusive right to determine the timing and the manner of any production from the Property and all related Exploration, Development and Mining activities. Nothing in this Exhibit or the Agreement shall require Zebra to explore, develop, mine or continue operations on the Property or to process Ores and Minerals from the Property. In particular, the Mining of ores from any properties not subject to the Production Royalty to the exclusion of Ores and Minerals that are subject to the Production Royalty shall not violate any provision of this Exhibit C or the Agreement or any express or implied covenant or duty of Zebra or any of its Affiliates.

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